Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement on Form S-1 of Mountain Crest Acquisition Corp. of our report dated September 22, 2020 on the consolidated financial statements of Yandy Holdings, LLC and Subsidiary and to the reference to us under the heading “Experts” in the prospectus.

Crowe LLP

Sherman Oaks, California

November 10, 2020